CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 25, 2015 on the financial statements of Millburn Hedge Fund, L.P. as of and for the years ended December 31, 2014 and December 31, 2013, respectively, on Form N-1A of Catalyst/Millburn Hedge Strategy Fund.

Hunt Valley, Maryland

December 7, 2015